CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 12 to the Registration Statement of BioVie Inc. on Form S-1A to be filed on or about September 4, 2020, of our report dated August 6, 2020, on our audits of the financial statements as of June 30, 2020 and 2019 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP

Iselin, New Jersey

September 4, 2020